Exhibit 99.1

ACME UNITED CORPORATION                   NEWS RELEASE

CONTACT:	Paul G. Driscoll	Acme United Corporation	60 Round Hill Road	Fairfield, CT 06824
		Phone: (203) 254-6060	FAX: (203) 254-6521

 FOR IMMEDIATE RELEASE   October 29, 2009

ACME UNITED CORPORATION REPORTS THIRD QUARTER EARNINGS

FAIRFIELD, CONN. – October 29, 2009 – Acme United Corporation (NYSE AMEX:ACU) today announced that net sales for the third quarter ended September 30, 2009 were $15.3 million compared to $19.2 million in the comparable period of 2008, a decrease of 20% (19% local currency).  Net income was $728,000, or $.22 per diluted share, for the quarter ended September 30, 2009 compared to $1,351,000 or $.37 per diluted share for the comparable period last year, a decrease of 46% in net income and 41% in diluted earnings per share.

Third quarter 2009 earnings included pre-tax income of $458,000 due to completion below estimated costs of a major portion of the remediation of the Bridgeport property which was sold in December 2008. The Company’s contingency reserve for the remaining environmental and monitoring costs is approximately $950,000. Without the achieved cost reduction, net income would have been $433,000 for the third quarter.

Net sales for the nine months ended September 30, 2009 were $45.7 million, compared to $56.1million in the same period in 2008, a decrease of 19% (16% in local currency).  Net income for thenine months ended September 30, 2009 was $2,111,000, or $.63 per diluted share compared to $3,833,000, or $1.05 per diluted share in the comparable period last year, a 45% decrease in net income and 40% in diluted earnings per share.  The lower net income is primarily the result of reduced sales, partially offset by savings from our cost savings plan.

Net sales for the quarter ended September 30, 2009 in the U.S. segment decreased 26% compared to the same period in 2008. Contributing to the decline was an unexpected order in the third quarter 2008 of approximately $1.2 million to a major retailer for product for the back to school market which did not reoccur this year. Net sales for the nine months ended September 30, 2009 in the U.S. segment decreased 22% compared to the same period in 2008. Net sales in Canada for the three and nine months ended September 30, 2009 decreased by 7% and 14%, respectively, in U.S. dollars but declined 2% for both periods respectively, in local currency compared to the same periods in 2008.  European net sales for the three and nine months ended September 30, 2009 increased 10% and 1%, respectively, in U.S. dollars compared to the same periods in 2008 and increased 16% and 12% respectively, in local currency. Revenues in Europe grew primarily due to higher sales of office and manicure products.

Gross margins were 36% in the third quarter of 2009 versus 41% in the comparableperiod last year. For the first nine months of 2009, gross margins were 37% compared to 41% inthe same period in 2008.  The gross margin decline for the three and nine month periods wasprimarily due to fixed costs spread over lower sales, the weaker Canadian dollar which raised the cost of products in our Canadian segment and product mix.

Walter C. Johnsen, Chairman and CEO said, “We have been aggressively seeking new sales opportunities, continuing to reduce expenses, and improving our balance sheet.  We are seeing commitments from our customers for new products and programs for the coming year, and are encouraged.”

Mr. Johnsen added that during the past 12 months, the Company repurchased about 7% of its outstanding stock, increased its dividend and reduced net debt by approximately 60%. He noted that the Company is very well positioned for future growth opportunities.

The Company’s bank debt less cash on September 30, 2009 was $2.8 million compared to $7.5 million on September 30, 2008.  During the 12 month period ended September 30, 2009, Acme purchased 266,791 shares of its common stock for approximately $2.3 million and paid $700,000 in dividends. On October 7, 2009 the company’s Board of Directors approved a new stock repurchase program of up to 200,000 common shares.  The Company may also repurchase 49,335 shares under its repurchase program previously announced on December 19, 2008.

ACME UNITED CORPORATION is a leading worldwide supplier of innovative cutting, measuring and safety products to the school, home, office, hardware and industrial markets.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the following:  (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the impact of current uncertainties in global economic conditions and the ongoing financial crisis affecting the domestic and foreign banking system and financial markets, including the impact on the Company’s suppliers and customers (iii) currency fluctuations (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth, and (v) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2009
(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in $000's except per share data	September 30, 2009	September 30, 2008

Net sales	$15,269	$19,158
Cost of goods sold	9,771	11,288
Gross profit	5,498	7,870
Selling, general, and administrative expenses	4,864	5,651
Income from operations	634	2,219
Interest expense	38	135
Interest income	31	15
Net interest expense	7	120
Other income (expense)	461	(138)
Total other income (expense)	454	(258)
Pre-tax income	1,088	1,961
Income tax expense	360	610
Net income	$728	$1,351

Shares outstanding - Basic	3,290	3,515
Shares outstanding - Diluted	3,353	3,650

Earnings per share basic	$0.22	$0.38
Earnings per share diluted	0.22	0.37

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
THIRD QUARTER REPORT 2009 (cont.)
(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in $000's except per share data	September 30, 2009	September 30, 2008

Net sales	$45,727	$56,135
Cost of goods sold	28,827	33,361
Gross profit	16,900	22,774
Selling, general, and administrative expenses	14,166	16,690
Income from operations	2,734	6,084
Interest expense	124	389
Interest income	97	83
Net interest expense	27	306
Other income	480	23
Total other income (expense)	453	(283)
Pre-tax income	3,187	5,801
Income tax expense	1,076	1,968
Net income	$2,111	$3,833

Shares outstanding - Basic	3,318	3,517
Shares outstanding - Diluted	3,362	3,654

Earnings per share basic	$0.64	$1.09
Earnings per share diluted	0.63	1.05

ACME UNITED CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
THIRD QUARTER REPORT 2009
(Unaudited)

Amounts in $000's	September 30, 2009	September 30, 2008

Assets:
Current assets:
Cash	$6,599	$5,485
Accounts receivable, net	11,846	16,045
Inventories	17,850	20,240
Prepaid and other current assets	1,207	951
Total current assets	37,502	42,721
Property and equipment, net	2,159	2,402
Long term receivable	1,905	-
Other assets	2,505	1,976
Total assets	$44,071	$47,099

Liabilities and stockholders' equity:
Current liabilities
Accounts payable	$3,305	$3,734
Other current liabilities	4,680	4,427
Bank debt due June 30, 2010	9,324	-
Total current liabilities	17,308	8,161
Bank debt due June 30, 2010	-	12,994
Other non current liabilities	1,990	542
	19,299	21,697
Total stockholders' equity	24,772	25,402
Total liabilities and stockholders' equity	$44,071	$47,099